SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2005

THE GEO GROUP, INC.

(Exact Name of registrant as specified in charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 893-0101

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

     On July 14, 2005, The GEO Group, Inc. (“GEO”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among GEO, GEO Acquisition, Inc. (“Merger Sub”) and Correctional Services Corporation (“CSC”). Under the terms of the Merger Agreement GEO will acquire CSC through the merger of Merger Sub with and into CSC, with CSC surviving the merger as a wholly-owned subsidiary of GEO (the “Merger”). Pursuant to the Merger, each share of common stock of CSC (“CSC Common Stock”) will be converted into the right to receive $6.00 in cash, without interest (the “Merger Consideration”). A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The descriptions of the Merger Agreement and the Merger in this Form 8-K are qualified in their entirety by reference to the full text of the Merger Agreement.

     The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the Merger Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosure schedules that the parties have exchanged in connection with the signing of the Merger Agreement, (ii) will not survive consummation of the Merger and, except if willfully breached, cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement (iii) are subject to the materiality standards set forth in the Merger Agreement, which may differ from what may be viewed as material by investors and (iv) were made only as of the date of the Merger Agreement or such other date as specified in the Merger Agreement. The disclosure schedules referred to above contain information (including information that has been included in GEO’s prior public disclosures, as well as potential non-public information) that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts, as they are modified in important part by the accompanying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Merger Agreement, which subsequent information may or may not be fully reflected in GEO’s public disclosures.

     The Merger Agreement contains certain termination rights for both GEO and CSC, and provides that, upon termination of the Merger Agreement under specified circumstances, GEO and CSC, as the case may be, may be obligated to pay a termination fee aggregating $3,000,000 to the other.

     Concurrently with the execution and delivery of the Merger Agreement and as a condition to GEO’s willingness to enter into the Merger Agreement, James F. Slattery, President and Chief Executive Officer of CSC, entered into a Voting Agreement (the “Voting Agreement”) with GEO pursuant to which Mr. Slattery has agreed to vote all shares of CSC Common Stock beneficially owned by him in favor of the adoption of the Merger Agreement and not to sell or otherwise transfer any shares CSC Common Stock prior to the termination of the Voting Agreement other than in accordance with the terms of the Voting Agreement. In addition, Mr. Slattery has agreed to vote against any proposal (i) for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between CSC and any other person (other than the Merger) and (ii) any other action that could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions (as defined in the Merger Agreement), any transactions contemplated by the Voting Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of CSC under the Merger Agreement. The Voting Agreement will terminate upon the earliest of (a) the effective time of the Merger, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of the Voting Agreement by GEO to Mr. Slattery. Mr. Slattery owns approximately 9% of the outstanding shares of CSC Common Stock. A copy of the Voting Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Voting Agreement in this Form 8-K is qualified in its entirety by reference to the full text of the Voting Agreement.

     Consummation of the Merger is subject to various customary conditions, including the approval by the stockholders of CSC and the receipt of the required regulatory approvals.

     A copy of GEO’s press release dated July 14, 2005 announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

c)      Exhibits

     The following exhibits are filed in accordance with Item 601 of Regulation S-K:

2.1	Agreement and Plan of Merger, dated as of July 14, 2005, by and among GEO, Merger Sub and CSC

10.1	Voting Agreement, dated as of July 14, 2005, by and between GEO and James F. Slattery

99.1	Press Release of GEO, dated July 14, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.
By:	/s/ John G. O’Rourke
	Name:	John G. O’Rourke
	Title:	Senior Vice President and Chief Financial Officer

Date: July 19, 2005

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of July 14, 2005, by and among GEO, Merger Sub and CSC

10.1	Voting Agreement, dated as of July 14, 2005, by and between GEO and James F. Slattery

99.1	Press Release of GEO, dated July 14, 2005

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